Exhibit 99.1

Oceaneering Announces Record First Quarter Earnings

-- First Quarter EPS Increases 22% Over 2013
-- Reaffirms 2014 EPS Guidance Range of $3.90 to $4.10
-- Initiates Second Quarter 2014 EPS Guidance of $0.97 to $1.01
-- Repurchases 500,000 Shares of Common Stock

April 23, 2014 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported record first quarter earnings for the period ended March 31, 2014.

On revenue of $840.2 million, Oceaneering generated net income of $91.2 million, or $0.84 per share. During the corresponding period in 2013, Oceaneering reported revenue of $718.6 million and net income of $74.8 million, or $0.69 per share.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended
	March 31,.		Dec. 31,

	2014	2013	2013

Revenue	$840,201	$718,552	$894,798
Gross Margin	189,491	160,375	197,805
Income from Operations	132,862	108,290	136,753
Net Income	$91,225	$74,849	$93,433

Diluted Earnings Per Share (EPS)	$0.84	$0.69	$0.86

Year over year, quarterly EPS increased 22% on profit improvements by all oilfield business operations. Sequentially, quarterly EPS declined, as anticipated, as a result of lower operating income from Subsea Products and Subsea Projects.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “We are off to a good start to the year as our record first quarter EPS was above our guidance. All of our business segments performed well relative to our forecasts, and we continue to expect to achieve record EPS for a fifth consecutive year.
“Compared to the first quarter of last year, quarterly ROV operating income improved on an increase in days on hire, the expansion of our fleet, and an improvement in operating margin. Our fleet utilization increased to 86% from 83% a year ago. During the quarter we put 14 new systems into service and retired 4. At the end of the quarter, we had 314 vehicles in our ROV fleet, an increase of 20 from March 2013. For the balance of 2014, we expect to place 16 to 21 more new systems into service.
“Subsea Products operating income was higher due to improved demand for subsea hardware and an increase in umbilical plant throughput. Our Subsea Products backlog at quarter-end was $894 million, compared to $776 million at the end of March 2013 and $906 million at the end of December 2013.

“Subsea Projects operating income increased on higher deepwater vessel activity in the U.S. Gulf of Mexico and offshore Angola. Asset Integrity operating income improved on increased service demand in the Middle East and the Caspian Sea area. Advanced Technologies operating income was lower on reductions in theme park project work and U.S. Navy submarine maintenance and engineering service activity.

“Our outlook for the rest of this year remains positive. We continue to project record EPS for 2014 in the range of $3.90 to $4.10. We anticipate sustained global demand growth for our services and products to support deepwater drilling, field development, and inspection, maintenance, and repair activities. We expect all our oilfield segments to achieve higher income in 2014 compared to 2013. For the second quarter of 2014, we are forecasting EPS of $0.97 to $1.01.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering’s growth. At the end of the quarter, our balance sheet reflected $106 million of cash, $90 million of debt, and $2.1 billion of equity. During the quarter we generated EBITDA of $186 million and for 2014 we anticipate generating at least $850 million of EBITDA.

“During the quarter we repurchased 500,000 shares of our common stock at a cost of about $35 million. Today we announced a 23% increase in our regular quarterly cash dividend to $0.27 from $0.22 per share. These actions underscore our continued confidence in Oceaneering’s financial strength and future business prospects.

“Looking beyond 2014, we believe that the oil and gas industry will increase its investment in deepwater projects. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets and opportunities to add new assets, we are well positioned to supply a wide range of services and products required to support the safe deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation of achieving record EPS for 2014; expected number of ROVs to be placed in service in the balance of 2014; statements about backlog, to the extent backlog may be an indicator of future revenue or profitability; positive outlook for the rest of 2014; 2014 EPS guidance range; continued anticipation of global demand growth to support deepwater drilling, field development, and inspection, maintenance, and repair activities; expectation that its oilfield segments will achieve higher income in 2014 compared to 2013; 2014 Q2 forecast EPS; belief that its liquidity and projected cash flow provide ample resources to invest in the company’s growth; anticipated minimum 2014 EBITDA; confidence in its financial strength and future business prospects; characterization of its quarterly dividend as “regular”; belief that the oil and gas industry will increase investments in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and, depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E‑Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, April 24, 2014 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

		Mar 31, 2014	Dec 31, 2013
		(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $106,339 and $91,430)		$1,456,239	$1,433,275
Net Property and Equipment		1,245,498	1,189,099
Other Assets		510,876	506,126
TOTAL ASSETS		$3,212,613	$3,128,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities		$695,441	$727,088
Long-term Debt		90,000	—
Other Long-term Liabilities		336,812	357,972
Shareholders' Equity		2,090,360	2,043,440
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$3,212,613	$3,128,500

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar 31, 2014	Mar 31, 2013	Dec 31, 2013
	(in thousands, except per share amounts)

Revenue	$840,201	$718,552	$894,798
Cost of services and products	650,710	558,177	696,993
Gross Margin	189,491	160,375	197,805
Selling, general and administrative expense	56,629	52,085	61,052
Income from Operations	132,862	108,290	136,753
Interest income	79	190	82
Interest expense	(411)	(763)	(27)
Equity earnings (losses) of unconsolidated affiliates	(36)	161	24
Other income (expense), net	294	1,390	(433)
Income before Income Taxes	132,788	109,268	136,399
Provision for income taxes	41,563	34,419	42,966
Net Income	$91,225	$74,849	$93,433

Weighted average diluted shares outstanding	108,724	108,612	108,840
Diluted Earnings per Share	$0.84	$0.69	$0.86

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended
		Mar 31, 2014	Mar 31, 2013	Dec 31, 2013
		($ in thousands)

Remotely Operated Vehicles	Revenue	$255,819	$229,628	$254,958
Gross Margin		$87,190	$76,154	$86,504
Operating Income		$76,740	$65,835	$72,209
Operating Income %		30%	29%	28%
Days available		27,851	26,215	27,535
Days utilized		23,869	21,704	23,868
Utilization %		86%	83%	87%

Subsea Products	Revenue	$260,010	$214,005	$292,100
Gross Margin		$75,129	$62,345	$85,576
Operating Income		$54,516	$42,779	$64,474
Operating Income %		21%	20%	22%
Backlog at end of period		$894,000	$776,000	$906,000

Subsea Projects	Revenue	$138,190	$88,455	$159,658
Gross Margin		$24,409	$14,921	$31,854
Operating Income		$20,537	$11,620	$27,555
Operating Income %		15%	13%	17%

Asset Integrity	Revenue	$124,159	$114,849	$123,673
Gross Margin		$21,866	$19,039	$17,194
Operating Income		$14,085	$12,339	$9,892
Operating Income %		11%	11%	8%

Advanced Technologies	Revenue	$62,023	$71,615	$64,409
Gross Margin		$7,727	$13,308	$5,153
Operating Income		$2,955	$8,676	$(287)
Operating Income %		5%	12%	—%

Unallocated Expenses
Gross margin expenses		$(26,830)	$(25,392)	$(28,476)
Operating income expenses		$(35,971)	$(32,959)	$(37,090)

TOTAL	Revenue	$840,201	$718,552	$894,798
Gross Margin		$189,491	$160,375	$197,805
Operating Income		$132,862	$108,290	$136,753
Operating Income %		16%	15%	15%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$104,038	$94,177	$113,156
Depreciation and Amortization		$53,351	$49,852	$51,255

The above should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended
	Mar 31, 2014	Mar 31, 2013	Dec 31, 2013
	(in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net Income	$91,225	$74,849	$93,433
Depreciation and Amortization	53,351	49,852	51,255
Subtotal	144,576	124,701	144,688
Interest Income/Expense, Net	332	573	(55)
Provision for Income Taxes	41,563	34,419	42,966
EBITDA	$186,471	$159,693	$187,599

	2014 Estimates
	Low	High
	(in thousands)
Net Income	$425,000	$445,000
Depreciation and Amortization	230,000	240,000
Subtotal	655,000	685,000
Interest Income/Expense, Net	—	—
Provision for Income Taxes	195,000	205,000
EBITDA	$850,000	$890,000